Exhibit 10.5

14501 N Fwy.
Fort Worth, TX 78177
817-640-8111
jvitemb@farmerbros.com
farmer bros.com
November 21, 2024
Brian Miller
Re: Offer of Employment

Dear Brian,
On behalf of Farmer Bros. Co. (the “Company”), I am pleased to offer you full-time employment in the position of Vice President, Sales & Marketing, based in Fort Worth, TX. You will report directly to John Moore, President and CEO. You will perform and execute such duties assigned with your position. Your target start date is January 13, 2025.
As discussed, your offer includes the following:
•Your annualized base salary for this exempt position is $300,000.00 (or $11,538.46 per 26 bi-weekly pay periods).
•You will also receive a one-time sign on bonus in the gross amount of $25,000. The sign on bonus will be remitted on the second pay cycle following the commencement of your employment.
◦By your acceptance of this bonus, you agree to repay to the Company the amount of any sign on bonus received by you if you voluntarily terminate your employment or are involuntarily separated due to job performance prior to the first anniversary of the first day of your employment by the Company. Any amount which becomes repayable by you by virtue of this provision will be repayable by a pro-rated deduction for the time you are in the Company’s employment.
•You will also be eligible to participate in the Management Incentive Plan so long as the plan remains in effect. You will be eligible for a 35% annual target, currently based on Company and individual achievement of goals, payable after the end of the Company’s fiscal year following certification by the Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors (“Board”), subject to your continued service through the payment date.
•Upon joining, you will be receiving the following one-time long-term incentive grants: (1) a time-based restricted stock unit (“RSU”) grant valued at $50,000.00; and (2) a performance-based restricted stock unit (“PBRSU”) grant valued at $50,000.00. The grants will be made under the Company’s 2017 Long-Term Incentive Plan (the “Plan”). The number of units will be determined based on the higher of: (1) the closing stock price on the first trading day of the month following the date you start in this role; or (2) $2.50.00.
•The RSU grant will vest ratably over three years from the grant date and is subject to accelerated vesting in the event of a change in control (as defined under the applicable Plan or RSU award agreement).
•The PBRSU grant will cliff vest on June 30, 2027, subject to the Company’s achievement of the performance criteria as set by the Compensation Committee. The PBRSU grant is also subject to accelerated vesting in the event of a change in control (as defined under the applicable Plan or PBRSU award agreement)
•Your annual long-term incentive target grant in future years is expected to be $100,000.00, subject to the discretion and approval of the Compensation Committee. All grants will be subject to the terms of the award agreements and the Plan documents.
•You are eligible to participate in Farmer Bros. Co. benefit programs after meeting the designated waiting periods. These benefits include a 401(k), as well as Healthcare, Vision and Dental options. All compensation and benefits programs are subject to the conditions set forth by Farmer Bros. Co. at the time of receipt. Changes are made periodically to these programs at the sole discretion of Farmer Bros. Co.
•You will be eligible to enter into the standard severance and indemnification agreements with the Company. The forms of the agreements were filed as exhibits 10.37 and 10.39, respectively, to the Company’s annual report on September 12, 2024.

Exhibit 10.5
•You agree and consent to the application of the Company’s compensation recovery policy as in effect from time to time and, to the extent applicable, agree that compensation payable to you (pursuant to this offer letter or otherwise) may be subject to clawback or recovery thereunder.
Except as described in the severance agreement, your employment at the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without notice, and for any or no particular reason or cause. Nothing in this offer is intended to modify this “at will” status. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time at the sole discretion of the Company. This “at-will” nature of your employment may only be changed by an express written agreement that is signed by you and the President and CEO of the Company.
This offer and subsequent employment is conditioned upon the following:
•Successful completion, as determined by the Company, of background, drug and reference checks. These checks must be completed prior to your start with the Company. The Company reserves the right to modify your start date should these necessary checks be delayed for any reason.
•In compliance with current immigration law, you will need to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.
If you accept this offer, and the conditions set forth are satisfied, this letter shall constitute the complete agreement between you and the Company regarding the initial terms and conditions of your employment. Any representations, whether written or oral, not contained in this letter, or contrary to this letter that have been made to you are expressly cancelled and superseded by this offer.
Please confirm your acceptance of this offer by signing this letter and retain a copy for your records no later than Wednesday, November 27, 2024.
We are pleased to offer you this position and are confident that your employment with the Company will be mutually rewarding. It is an exciting time and we look forward to your acceptance of our offer.

Sincerely,
/s/Jared Vitemb
Jared Vitemb
General Counsel

I have reviewed and understand the terms and conditions of this offer and accept this position:

Dated: , 2024
Signature: /s/ Brian Miller
Print Name: Brian Miller